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                                                                    EXHIBIT 99.1

                                     CONTACT:     Joseph Sinicropi
                                                  Chief Financial Officer
                                                  Synthetic Industries, Inc.
                                                  (706) 375-3121, Ext. 1400


                                                  June Filingeri, John Blackwell
                                                  Press Contact: Stan Froelich
                                                  Morgen-Walke Associates
                                                  (212) 850-5600


            SYNTHETIC INDUSTRIES, INC. FILES REGISTRATION STATEMENT
           FOR DISTRIBUTION OF SHARES OR CASH TO LIMITED PARTNERS OF
                           SYNTHETIC INDUSTRIES, L.P.

CHICKAMAUGA, GA, June 9, 1997 -- Synthetic Industries, Inc. (Nasdaq:SIND), today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a distribution of shares of its existing common stock held by Synthetic Industries, L.P., its majority shareholder. The filing was made pursuant to a proposed plan of Synthetic Industries, L.P. to provide liquidity for holders of its limited partnership units by offering limited partners the opportunity to receive over time the shares of Synthetic Industries, Inc. common stock that underlie their partnership units.

         The preliminary plan filed with the SEC is subject to change and must be approved by the limited partners. The plan would entitle limited partners to receive some or all of the 5,781,250 existing shares of Synthetic Industries, Inc. common stock currently held by the partnership. For those limited partners who elect to receive cash in lieu of stock, their underlying shares are planned to be sold in an underwritten secondary offering, which is contemplated to occur prior to January 1998. For those who elect to receive stock, unrestricted shares will be distributed in one or more distributions commencing 270 days following the secondary offering.
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         Leonard Chill, President and Chief Executive Officer of Synthetic
Industries, Inc., commented, "With this plan, we are delivering on our promise to enhance liquidity for limited partners in our majority shareholder, while increasing the public float for common shareholders in a non-dilutive manner."

         Synthetic Industries, Inc. is the second largest manufacturer of polypropylene fabrics and fibers in the world. The Company's diverse mix of products are sold world-wide for such end uses as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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